SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                ----------------

                                Amendment No. 1

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 Entegris, Inc.
                                (NAME OF ISSUER)

                         Common Stock, $0.001 par value
                         (TITLE OF CLASS OF SECURITIES)

                                   29362U104
                                 (CUSIP NUMBER)

                                October 30, 2006
            (Date of Event which requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ] Rule 13d-1(b)
                  [x] Rule 13d-1(c)
                  [ ] Rule 13d-1(d)

                                    (Page 1 of 17 Pages)
------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29362U104                   13G                    Page 2 of 17 Pages

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Highway Partners, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    141,528
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    141,528
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          141,528
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.10%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN;
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29362U104                   13G                    Page 3 of 17 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Thruway Partners, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    859,379
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    859,379
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          859,379
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.61%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29362U104                   13G                    Page 4 of 17 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Runway Partners, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    93,200
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    93,200
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          93,200
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.07%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29362U104                   13G                    Page 5 of 17 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Roadway Partners, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    546,100
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    546,100
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          546,100
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.39%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29362U104                   13G                    Page 6 of 17 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Expressway Partners, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,391,393
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,391,393
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,391,393
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.71%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29362U104                   13G                    Page 7 of 17 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Freeway Partners, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,001,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,001,000
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          3,001,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.14%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29362U104                   13G                    Page 8 of 17 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Gerald Catenacci
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada and United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    7,032,600
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    7,032,600
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          7,032,600
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.03%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29362U104                   13G                    Page 9 of 17 Pages

ITEM 1(a).  NAME OF ISSUER:

      The name of the issuer is Entegris Inc. (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
      3500 Lyman Boulevard, Chaska, Minnesota 55319

ITEM 2(a).  NAME OF PERSON FILING:

      This statement is filed by:

      (i) Highway Partners, L.P., a Delaware limited partnership, with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;
      (ii) Thruway Partners, L.P., a Delaware limited partnership, with respect to the shares of Common Stock directly owned by it;
      (iii) Runway Partners, L.P., a Delaware limited partnership, with respect to the shares of Common Stock directly owned by it;
      (iv) Roadway Partners, L.P., a Delaware limited partnership, with respect to the shares of Common Stock directly owned by it;
      (v) Expressway Partners, Ltd. a Cayman Islands exempted company, with respect to the shares of Common Stock directly owned by it;
      (vi) Freeway Partners, Ltd. a Cayman Islands exempted company, with respect to the shares of Common Stock directly owned by it;
      (vii) Gerald Catenacci ("Mr. Catenacci"), the managing member of Principled Capital Management, L.L.C., the general partner of each of Highway Partners, L.P., Thruway Partners, L.P., Runway Partners, L.P. and Roadway Partners, L.P. may, by virtue of his position as managing member to the general partner, be deemed to have power to direct the voting and disposition of the Common Stock held or controlled by Highway Partners, L.P., Thruway Partners, L.P., Runway Partners, L.P. and Roadway Partners, L.P. Mr. Catenacci is also the managing member of Principled Asset Administration, L.L.C., the investment advisor to each of Expressway Partners, Ltd. and Freeway Partners, Ltd. and may, by virtue of his position as managing member to the investment adviser, be deemed to have power to direct the voting and disposition of the Common Stock held or controlled by Expressway Partners, Ltd. and Freeway Partners, Ltd. Mr. Catenacci disclaims beneficial ownership of the Common Stock reported herein.

            The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
      The address of the business office of each of the Reporting Persons, with the exception of Expressway Partners, Ltd. and Freeway Partners, Ltd. is 666 Fifth Avenue, 37th Floor, New York, New York 10103.

      The address of the registered office of Expressway Partners, Ltd. and Freeway Partners, Ltd. is Walkers SPV Limited, Walker House, PO Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands.

ITEM 2(c).  CITIZENSHIP:
      Highway Partners, L.P., Thruway Partners, L.P., Runway Partners, L.P. and Roadway Partners, L.P. are Delaware limited partnerships. Expressway Partners, Ltd. and Freeway Partners, Ltd. are Cayman Islands Corporations. Mr. Catenacci has citizenship in Canada and the United States.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.01 par value ("Common Stock")

CUSIP No. 29362U104                   13G                    Page 10 of 17 Pages

ITEM 2(e).  CUSIP NUMBER:  29362U104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ] Broker or dealer registered under Section 15 of the Act

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

            (d) [ ] Investment Company registered under Section 8 of the
                    Investment Company Act

            (e) [ ] Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

            (g) [ ] Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G); see item 7

            (h) ( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

CUSIP No. 29362U104                   13G                    Page 11 of 17 Pages

ITEM 4.     OWNERSHIP.

      A.    Highway Partners, L.P.
            (a) Amount beneficially owned: 141,528
            (b) Percent of class: 0.10%. The percentages used herein and in the rest of Item 4 are calculated based upon the 139,931,300 shares of Common Stock issued and outstanding as of July 31, 2006 as reflected on in the issuer's Form 10-Q filed August 8, 2006.
            (c)     (i)    Sole Power to vote or direct the vote: -0-
                    (ii)   Shared power to vote or direct the vote: 141,528
                    (iii)  Sole power to dispose or direct the disposition: -0-
                    (iv)   Shared power to dispose or direct the disposition:
                           141,528

      B.    Thruway Partners, L.P.
            (a)     Amount beneficially owned: 859,379
            (b)     Percent of class: 0.61%
            (c)     (i)    Sole Power to vote or direct the vote: -0-
                    (ii)   Shared power to vote or direct the vote: 859,379
                    (iii)  Sole power to dispose or direct the disposition: -0-
                    (iv)   Shared power to dispose or direct the disposition:
                           859,379

      C.    Runway Partners, L.P.
            (a)     Amount beneficially owned: 93,200
            (b)     Percent of class: 0.07%
            (c)     (i)    Sole Power to vote or direct the vote: -0-
                    (ii)   Shared power to vote or direct the vote: 93,200
                    (iii)  Sole power to dispose or direct the disposition: -0-
                    (iv)   Shared power to dispose or direct the disposition:
                           93,200

      D.    Roadway Partners, L.P.
            (a)     Amount beneficially owned: 546,100
            (b)     Percent of class: 0.39%
            (c)     (i)    Sole Power to vote or direct the vote: -0-
                    (ii)   Shared power to vote or direct the vote: 546,100
                    (iii)  Sole power to dispose or direct the disposition: -0-
                    (iv)   Shared power to dispose or direct the disposition:
                           546,100

      E.    Expressway Partners, Ltd.
            (a)     Amount beneficially owned: 2,391,393
            (b)     Percent of class: 1.71%.
            (c)     (i)    Sole Power to vote or direct the vote: -0-
                    (ii)   Shared power to vote or direct the vote: 2,391,393
                    (iii)  Sole power to dispose or direct the disposition: -0-
                    (iv)   Shared power to dispose or direct the disposition:
                           2,391,393

      F.    Freeway Partners, Ltd.
            (a)     Amount beneficially owned: 3,001,000
            (b)     Percent of class: 2.14%
            (c)     (i)    Sole Power to vote or direct the vote: -0-
                    (ii)   Shared power to vote or direct the vote: 3,001,000
                    (iii)  Sole power to dispose or direct the disposition: -0-
                    (iv)   Shared power to dispose or direct the disposition:
                           3,001,000

CUSIP No. 29362U104                   13G                    Page 12 of 17 Pages

      G.    Gerald Catenacci
            (a)     Amount beneficially owned: 7,032,600
            (b)     Percent of class: 5.03%
            (c)     (i)    Sole Power to vote or direct the vote: 7,032,600
                    (ii)   Shared power to vote or direct the vote: -0-
                    (iii)  Sole power to dispose or direct the disposition:
                           7,032,600
                    (iv)   Shared power to dispose or direct the disposition:
                           -0-


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Principled Capital Management, L.L.C., the general partner of Highway
Partners, L.P., Thruway Partners, L.P., Runway Partners, L.P. and Roadway Partners, L.P., has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by each of Highway Partners, L.P., Thruway Partners, L.P., Runway Partners, L.P. and Roadway Partners, L.P., and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock.

      Principled Asset Administration, L.L.C., the investment adviser of Expressway Partners, Ltd. and Freeway Partners, Ltd., has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by each of Expressway Partners, Ltd. and Freeway Partners, Ltd., and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock

      Mr. Catenacci is the managing member of Principled Capital Management, L.L.C and Principled Asset Administration, L.L.C., and in that capacity directs their operations and therefore may be deemed to be the indirect "beneficial owner" of the shares of Common Stock owned by Highway Partners, L.P., Thruway Partners, L.P., Runway Partners, L.P., Roadway Partners, L.P., Expressway Partners, Ltd. and Freeway Partners, Ltd.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            Not applicable.

CUSIP No. 29362U104                   13G                    Page 13 of 17 Pages

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

      By signing below I certify, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 29362U104                   13G                    Page 14 of 17 Pages

                                   SIGNATURE

      After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED: as of November 08, 2006


                              HIGHWAY PARTNERS, L.P.
                              BY:  PRINCIPLED CAPITAL MANAGEMENT, L.L.C
                                   GENERAL PARTNER


                              BY:/S/ GERALD CATENACCI
                                 ---------------------
                                  Gerald Catenacci
                                  Managing Member


                              THRUWAY PARTNERS, L.P.
                              BY:  PRINCIPLED CAPITAL MANAGEMENT, L.L.C
                                   GENERAL PARTNER


                              BY:/S/ GERALD CATENACCI
                                 ---------------------
                                  Gerald Catenacci
                                  Managing Member


                              RUNWAY PARTNERS, L.P.
                              BY:  PRINCIPLED CAPITAL MANAGEMENT, L.L.C
                                   GENERAL PARTNER


                              BY:/S/ GERALD CATENACCI
                                 ---------------------
                                  Gerald Catenacci
                                  Managing Member


                              ROADWAY PARTNERS, L.P.
                              BY:  PRINCIPLED CAPITAL MANAGEMENT, L.L.C
                                   GENERAL PARTNER


                              BY:/S/ GERALD CATENACCI
                                 ---------------------
                                  Gerald Catenacci
                                  Managing Member


                              EXPRESSWAY PARTNERS, LTD.
                              BY:  PRINCIPLED ASSET ADMINISTRATION, L.L.C
                                   INVESTMENT ADVISER


                              BY:/S/ GERALD CATENACCI
                                 ---------------------
                                  Gerald Catenacci
                                  Managing Member

CUSIP No. 29362U104                   13G                    Page 15 of 17 Pages

                              FREEWAY PARTNERS, LTD.
                              BY:  PRINCIPLED ASSET ADMINISTRATION, L.L.C
                                   INVESTMENT ADVISER


                              BY:/S/ GERALD CATENACCI
                                 ---------------------
                                  Gerald Catenacci
                                  Managing Member


                              GERALD CATENACCI, INDIVIDUALLY


                              BY:/S/ GERALD CATENACCI
                                 ---------------------
                                  Gerald Catenacci

CUSIP No. 29362U104                   13G                    Page 16 of 17 Pages

                                   EXHIBIT 1
              JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of November 8, 2006


                              HIGHWAY PARTNERS, L.P.
                              BY:  PRINCIPLED CAPITAL MANAGEMENT, L.L.C
                                   GENERAL PARTNER


                              BY:/S/ GERALD CATENACCI
                                 ---------------------
                                  Gerald Catenacci
                                  Managing Member


                              THRUWAY PARTNERS, L.P.
                              BY:  PRINCIPLED CAPITAL MANAGEMENT, L.L.C
                                   GENERAL PARTNER


                              BY:/S/ GERALD CATENACCI
                                 ---------------------
                                  Gerald Catenacci
                                  Managing Member


                              RUNWAY PARTNERS, L.P.
                              BY:  PRINCIPLED CAPITAL MANAGEMENT, L.L.C
                                   GENERAL PARTNER


                              BY:/S/ GERALD CATENACCI
                                 ---------------------
                                  Gerald Catenacci
                                  Managing Member


                              ROADWAY PARTNERS, L.P.
                              BY:  PRINCIPLED CAPITAL MANAGEMENT, L.L.C
                                   GENERAL PARTNER


                              BY:/S/ GERALD CATENACCI
                                 ---------------------
                                  Gerald Catenacci
                                  Managing Member

CUSIP No. 29362U104                   13G                    Page 17 of 17 Pages

                              EXPRESSWAY PARTNERS, LTD.
                              BY:  PRINCIPLED ASSET ADMINISTRATION, L.L.C
                                   INVESTMENT ADVISER


                              BY:/S/ GERALD CATENACCI
                                 ---------------------
                                  Gerald Catenacci
                                  Managing Member

                              FREEWAY PARTNERS, LTD.
                              BY:  PRINCIPLED ASSET ADMINISTRATION, L.L.C
                                   INVESTMENT ADVISER


                              BY:/S/ GERALD CATENACCI
                                 ---------------------
                                  Gerald Catenacci
                                  Managing Member


                              GERALD CATENACCI, INDIVIDUALLY


                              BY:/S/ GERALD CATENACCI
                                 ---------------------
                                  Gerald Catenacci